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					  OMB APPROVAL
                                    --------------------------------
				OMB Number:        3235-0362
				Expires:    January 31, 2005
				Estimated average burden
				hours per response...........1.0
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                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
	                          Washington, D.C. 20549
                                ANNUAL STATEMENT OF CHANGES
                                   BENEFICIAL OWNERSHIP
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                  Section 30(f) of the Investment Company Act of 1940


[X] Check box if no longer
 subject to Section 16. Form 4
 or Form 5 obligations
 may continue.
 See Instruction 1(b).
[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

(Print or Type Responses)
- ------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting
                                                                                        Person(s) to Issuer
                                                                                        (Check all applicable)
 Gallagher,  James        G          LaBranche & Co Inc. (LAB)
----------------------------------  --------------------------------------------------
   (Last)   (First)   (Middle)      3. IRS Identifi-     4. Statement for Month/Year   [ ] Director  [ ] 10% Owner
                                           cation Number                               [ ] Officer   [X] Other
                                           of Reporting                                (give title   (specify below)
                                           Person, if an                                below)
                                           entity
c/o LaBranche & Co Inc.                    (voluntary)
One Exchange Plaza                         ###-##-####          February/2003           Former Officer & Director

-----------------------------------------------------------------------------------------------------------------
        (Street)                                       5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                          Original (Month/Year)            (Check Applicable Line)

                                                                                        [X] Form filed by One Reporting
											    Person
                                                                                        [ ] Form filed by More than One
New York,     NY        10006 								    Reporting Person
- -----------------------------------------------------------------------------------------------------------------
   (City)   (State)     (Zip)

                      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
- ------------------------------------------------------------------------------------------------------------------
1. Title of Security 2. Trans-   3. Trans-     4. Securities Acquired (A) 5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)            action      action Code   or Disposed of (D)         Securities       Direct (D) or       Indirect
                        Date        (Instr. 8)    (Instr. 3, 4 and 5)        Beneficially     Indirect (I)        Beneficial
                                                                             Owned at end of  (Instr. 4)          Ownership
                        (Month/                                              Issuer's Fiscal                      (Instr. 4)
                        Day/Year)                                            Year
                                                                             (Instr. 3 and 4)
                                  ------------------------------------------
                                    Code  V   Amount     (A) or (D)   Price
- -------------------------------------------------------------------------------------------------------------------
"LAB" Common Stock      12/02/2002    G       2,000 (1)       D                  2,090,100            D
 $.01 par value
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------

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                                                                                                           Page 1 of 2
* If the form is filed by more than one reporting person, see instruction 4(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 5 (continued)
1. Name and Address of Reporting Person                                 2. Issuer Name and Ticker of Trading Symbol
      Gallagher,James  G.                                                    LaBranche & co Inc. (LAB)
      c/o LaBranche & Co Inc.
      One Exchange Plaza                                                4. Statement for Month/Year
      New York,  NY 10006                                                    DECEMBER/2002

- ----------------------------------------------------------------------------------------------------------------------
                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g, puts, calls, warrants, options, convertible securities)

- ----------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security 2. Conversion or    3. Transaction Date   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                      Exercise Price      (Month/Day/Year)      Code             Acquired (A) or Disposed of (D)
                                   of Derivative                             (Instr. 8)       (Instr. 3, 4 and 5)
                                   Security
                                                                            ---------------------------------------------
                                                                            Code       V           (A)                (D)
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
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

- -----------------------------------------------------------------------------------------------------------------------
6. Date Exercisable      7. Title and Amount of Underlying   8. Price of     9. Number of      10. Ownership    11. Nature of
   and Expiration           Securities                          Derivative      Derivative         Form of          Indirect
   Date                     (Instr. 3 and 4)                    Security        Securities         Derivative       Beneficial
   (Month/Day/Year)                                             (Instr. 5)      Beneficially       Security:        Ownership
- ----------------------------------------------------------                      Owned at           Direct (D)     (Instr. 4)
Date         Expiration           Title        Amount or                        End of Year        or Indirect (I)
Exercisable  Date                              Number of                        (Instr. 4)         (Instr. 4)
                                               Shares
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) Reported person donated 1,000 shares to Telluride Ski Club.
    Reported person donated 1,000 shares to Overlook Hospital Foundation.


/s/ James G. Gallagher                                  February 7, 2003
- ----------------------------------             -------------------------------
**Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2


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